                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of The Interpublic Group of Companies, Inc. (the "Company") of our report dated February 26, 2001, except for Note 15 which is as of March 19, 2001, relating to the financial statements, which appears in the Company's 2000 Annual Report to Stockholders, which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 26, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

New York, New York
April 18, 2001